FOR IMMEDIATE RELEASE

July 21, 2015

TEGNA to sell McLean, VA headquarters to Tamares

McLEAN, VA - TEGNA Inc. (NYSE: TGNA) today announced it has signed a contract to sell its company headquarters for $270 million to Tamares, a private investment group established to make long-term investments in real estate, technology and the leisure industries. The deal is expected to close late in the third quarter or early in the fourth quarter of this year.

As part of the proposed deal, TEGNA will continue to occupy a portion of the building for 18 months.

“This agreement is a continuation of our goal to optimize our real estate portfolio across the company and allows us to transition to better use of space for our corporate headquarters,” said Gracia Martore, president and CEO, TEGNA. “TEGNA remains committed to staying in the Washington, D.C. area and a process is underway to find the most appropriate space to meet our company needs. We are pleased that Tamares will be taking over ownership of a great building and look forward to working with them over the coming months.”

“Tamares is proud to add the TEGNA headquarters building to our portfolio of U.S. real estate holdings,” said Poju Zabludowicz, Chairman of Tamares. “This state-of-the-art-facility is one of the keystone properties in Northern Virginia and greater Washington, D.C. We look forward to enhancing the property and applying our local experience to attract new tenants to make 7950 Jones Branch Drive some of the most sought after first-class commercial office space in the area."

The deal was brokered by the CBRE Group, Inc.

About TEGNA Headquarters
TEGNA’s corporate headquarters building is nearly 800,000 square feet originally situated on a 25-acre site. Eight acres of company headquarters property were previously sold in 2007. Construction was completed in 2001. The architectural design was done by Kohn Pedersen Fox Associates (KPF), one of the world’s preeminent architecture firms, and construction was led by Clark Construction Group. The facility features two glass wrapped office towers, a plaza and landscaped terraces with cascading water features and a reflecting pool. The building has won numerous awards for design, architecture and craftsmanship including the AIA National Chapter Honor Award for Architecture (2005) and the Business Week/Architectural Record Award (2003).
About TEGNA

TEGNA Inc. (NYSE: TGNA), formerly Gannett Co., Inc., is comprised of a dynamic portfolio of media and digital businesses that provide content that matters and brands that deliver. TEGNA reaches more than 90 million Americans and delivers highly relevant, useful and smart content, when and how people need it, to make the best decisions possible. TEGNA Media includes 46 television stations (including those serviced by TEGNA) and is the largest independent station group of major network affiliates in the top 25 markets, reaching approximately one-third of all television households nationwide. TEGNA Digital is comprised of Cars.com, the leading online destination for automotive consumers, CareerBuilder, a global leader in human capital solutions, and other powerful brands such as G/O Digital, Clipper and Sightline Media Group. For more information, visit www.TEGNA.com.

About Tamares

Tamares is a 25 year old private investment group established to make long-term investments in real estate, technology and the leisure industries. Founded and led by established global investor, businessman and philanthropist, Poju Zabludowicz, Tamares has built a series of highly successful investments and businesses globally, with a strong focus in the United States and Europe. Its success is built on the ability of the Tamares management team to identify new investments, act decisively and manage improvements and facilities to ensure industry leading performance. Across the United States and Europe the portfolio manages properties comprised of iconic hotels, commercial spaces and residential and luxury properties. Tamares premier holdings include 1500 Broadway in the heart of Times Square in New York City, the 27 acre Plaza America complex in Reston, Virginia and hotel properties and land in downtown Las Vegas. Tamares is headquartered in London at one of its UK holdings on Dover Street in the heart of Mayfair.

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For media inquiries, contact:
Jeremy Gaines
Vice President, Corporate Communications
703-854-6049
jmgaines@TEGNA.com

For Tamares, contact:
Carly Maisel
Director, Communications
cmaisel@tamares.com

For investor inquiries, contact:
Jeffrey Heinz
Vice President, Investor Relations
703-854-6917
jheinz@TEGNA.com